Allianz Variable Insurance Products Trust 5701 Golden Hills Drive Minneapolis, MN 55416-1297
Ladies and Gentlemen:
This firm provided you with an opinion and consent dated June 18, 2020 (the “Opinion and Consent”) with respect to the legality of the securities being registered which was filed as Exhibit 11 to the Registration Statement on Form N-14 referred to in such Opinion and Consent.
We hereby consent to the use of the name Dorsey & Whitney LLP in such Registration Statement.
Dated:  July 14, 2020

Very truly yours,

/s/ Dorsey & Whitney LLP

Dorsey & Whitney LLP

50 South Sixth Street | Suite 1500 | Minneapolis, MN | 55402-1498 | T 612.340.2600 | F 612.340.2868 | dorsey.com